Exhibit 10.48

Affinia Group Inc.
1101 Technology Drive,
Suite 100
Ann Arbor, Michigan 48108
734.827.5400 tel
734.827.5402 fax affiniagroup.com

October 11, 2013

Mr. Steven Klueg

(Mailing Address)

Dear Steve:

I am pleased to extend a formal employment offer for you to become a member of the Affinia Group Inc. executive leadership team effective October 21, 2013. This offer is only valid through October 14, 2013.

Reporting Relationship

You will report directly to me and will be a member of Affinia’s Executive Committee.

Title

Chief Financial Officer

Compensation and Fringe Benefits

Your base salary will be $27,083 per pay period as earned, which is equivalent to a rate of $325,000 per year. It is our policy to review salaries and conduct performance reviews on an annual basis, but your first salary review will occur on or prior to July 1, 2014 with a subsequent salary review to occur on or prior to January 1, 2015.

You will also receive a signing bonus of $90,000, payable on November 1, 2013.

You will receive a company car allowance payment in the amount of $1250 per month according to the lease vehicle allowance program.

You will be placed on the management incentive bonus program that provides you an opportunity to earn a target bonus of 80% of your base salary. Our bonus program is reviewed and revised annually by our compensation committee and is subject to their discretion. Your bonus program will be prorated for 2013 based on your start date.

Restricted Stock Units

You will be offered 12,279.74 Restricted Stock Units (which would have a value of $2 million upon achieving a 2X vesting event), 50% of which will contain the same performance-based vesting conditions (and other terms and conditions) as other holders of restricted stock units and 50% of which will vest in four equal annual installments on

Affinia… Keeping the World’s Wheels Turning

each anniversary of your start date (the “time-based RSUs”). The unvested portion of any time-based RSUs will also vest upon the occurrence of a change in control of Affinia Group Holdings Inc. The Restricted Stock Unit program will require you to agree to certain non-competition and other restrictions as a condition of any grant.

Relocation

You will not be required to relocate from the Charlotte, North Carolina area. Although Affinia’s current CFO works in our Ann Arbor corporate headquarters, our corporate headquarters will be moving to Gastonia, North Carolina in the near future. Prior to that move, you will be expected initially to work predominantly at our Ann Arbor corporate headquarters as part of an on-boarding process and transition plan that we will develop together. Affinia would reimburse you for all travel between Charlotte and Ann Arbor as well as for all lodging and meal expenses in the Ann Arbor area during the transition period.

Benefits

Standard benefit package effective 90 days after your start date, subject to terms and conditions contained in the plans. We will reimburse you for any health care premium payments you make to continue your current health plan coverage during this 90 day period and will “gross up” the reimbursement for taxes, in each case within 30 days of your incurring such premium expense. Benefit package includes health and dental coverage; life and accidental death and dismemberment insurance; travel accident insurance; 401(k); holiday and vacation pay; and educational assistance. You will be eligible for continuance of pay and long term disability after completing one full year of service. Further details regarding our benefits can be obtained from the human resources department. As agreed, you will receive 4 weeks paid vacation.

Separation Pay

If your employment is terminated by Affinia without Cause or if you resign your employment for “Good Reason,” you will be entitled to (i) an amount equal to your annual base salary, which amount will be paid in equal monthly installments for 12 consecutive months beginning as of your employment termination date, unless the provisions of Internal Revenue Code Section 409A require a six month delay in which event such monthly installments would begin as of the six month anniversary of your employment termination date and (ii) continued medical and dental coverage during such 12 month period. For purposes of Section 409A, each monthly installment payment will be treated as a separate payment. For purposes of this paragraph, “Good Reason” means the failure of Affinia to relocate its corporate finance department to the Gastonia, North Carolina area before December 31, 2014 and “Cause” shall have the meaning given such term in the Restricted Stock Unit Agreement to be entered into between you and Affinia Group Holdings Inc.

This employment offer is contingent on the successful results of a drug screen and criminal history review. Additionally, your employment and compensation will be at the will of Affinia and can be terminated, with or without cause, and with or without notice, at any time at the option of either Affinia or you. This employment offer supersedes any prior offer, including the employment offer contained in Affinia’s letter to you dated September 17, 2013.

Affinia… Keeping the World’s Wheels Turning

Should you have any questions, please let me know. The entire Affinia Group Inc. family joins me in welcoming you to our team and we look forward to seeing your contributions as we grow in the on- and off-highway replacement parts and service industry!

Sincerely,

/s/ Terry McCormack

Terry McCormack

CEO

c: Tim Zorn

Affinia… Keeping the World’s Wheels Turning

Please indicate your acceptance of our offer by signing below and returning one copy of the letter, with your original signature.

I ☒ accept ☐ decline Affinia Group Inc.’s offer of employment.

Signature: /s/ Steven Klueg	Date: October 11, 2014

Affinia… Keeping the World’s Wheels Turning